Exhibit 4.3

EXECUTION VERSION

AMENDED AND RESTATED SECURITY AGREEMENT

This AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”) is dated as of April 22, 2015, and entered into by and among OWENS-ILLINOIS GROUP, INC., a Delaware corporation (“Company”), each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of such undersigned Subsidiaries being a “Subsidiary Grantor” and collectively “Subsidiary Grantors”), each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 22 hereof (each of the Company, each Subsidiary Grantor, and each Additional Grantor being a “Grantor” and collectively the “Grantors”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DB”), as Collateral Agent for the lenders (“Lenders”) party to the Credit Agreement referred to below, the Other Permitted Credit Exposure Holders (as hereinafter defined), and the Permitted Secured Debt Representatives (as hereinafter defined).

R E C I T A L S

1.                                      The Lenders and Deutsche Bank AG, New York Branch as agent and representative thereof (in such capacity, “Lender Agent”) have entered into a certain Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 with the Borrowers named therein, Company and Borrowers’ Agent (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”, which term shall also include and refer to any successor or replacement facility of Company and/or its Subsidiaries designated in writing as such by Borrowers’ Agent with Collateral Agent’s consent and acknowledgment of the termination of the predecessor Credit Agreement by an agent to the lenders thereunder).  Initially capitalized terms used herein without definition are defined in the Credit Agreement.

2.                                      Pursuant to that certain Credit Agreement and Syndicated Facility Agreement dated as of May 19, 2011 (the “Existing Credit Agreement”) among the Lender Agent, Deutsche Bank Trust Company Americas as collateral agent, the Lenders party thereto from time to time, and the Company, the Borrowers named therein and the Borrowers’ Agent, the Company, the Borrowers’ Agent and the other Subsidiaries party thereto entered into that certain Security Agreement dated as of May 19, 2011 (the “Existing Security Agreement”) granting the security interests set forth therein in favor of Deutsche Bank Trust Company Americas as collateral agent for the benefit of the Secured Parties (in such capacity, the “Existing Collateral Agent”).

3.                                      Pursuant to that certain Assignment Agreement dated as of April 22, 2015 and the Credit Agreement, DBTCA resigned as Collateral Agent (as defined in the Existing Credit Agreement), the Lenders appointed DB as Collateral Agent (as defined in the Credit Agreement) and the Existing Collateral Agent assigned and the Collateral Agent assumed the interest in and to all of the rights, duties and obligations of the “Collateral Agent” under the Loan Documents, including without limitation, the Existing Security Agreement.

4.                                      In consideration of the extensions of credit under the Credit Agreement, the Grantors listed on the signature pages hereof continue, confirm and ratify their grant of a security interest in the Collateral, made pursuant to the Existing Security Agreement.

5.                                      Owens-Brockway has guaranteed (A) all Offshore Loans made to, and all other Obligations of, the Offshore Borrowers and (B) the Other Lender Guarantied Obligations, all pursuant to an Amended and Restated Domestic Borrowers’ Guaranty dated as of April 22, 2015 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Domestic Borrowers’ Guaranty”).

6.                                      Company has guaranteed the Obligations of the Borrowers under the Credit Agreement as well as certain Other Permitted Credit Exposure (as defined below) pursuant to Article XIV of the Credit Agreement.

7.                                      Subsidiary Grantors (other than the Domestic Borrower) have executed and delivered that certain Amended and Restated Subsidiary Guaranty dated as of April 22, 2015 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Subsidiary Guaranty”) in favor of the Collateral Agent for the benefit of the Lenders and the Other Permitted Credit Exposure Holders (as defined below), pursuant to which each such Subsidiary Grantor has guaranteed the prompt payment and performance when due of all Obligations of Borrowers under the Credit Agreement, as well as certain Other Permitted Credit Exposure.

8.                                      Company and Restricted Subsidiaries of Company have, and it is contemplated that, from time to time in the future, Restricted Subsidiaries of Company may incur obligations to Lenders or affiliates of Lenders arising out of loans, advances, overdrafts, interest rate, currency or hedge products and other derivative exposures (including under Hedging Agreements) or extensions of credit to the extent permitted under the Credit Agreement, including those set forth on Exhibit I (as supplemented on the date hereof) to the Intercreditor Agreement (as defined below) in each case, excluding any Excluded Swap Obligations (“Other Permitted Credit Exposure”) in favor of the holders thereof (each, including those holders of Other Permitted Credit Exposure set forth on Exhibit I (as supplemented on the date hereof) to the Intercreditor Agreement (as defined below), an “Other Permitted Credit Exposure Holder” and, collectively, the “Other Permitted Credit Exposure Holders”).  The documents and instruments evidencing or relating to any such Other Permitted Credit Exposure are referred to as the “Other Permitted Credit Exposure Documents”.

9.                                      It is contemplated that, from time to time in the future to the extent permitted by the Credit Agreement, Grantors may issue and/or guaranty, certain Permitted Secured Debt.  Any indenture, debenture, note, guaranty or other document executed by a Grantor in connection with the issuance of any such Permitted Secured Debt is referred to herein as a “Permitted Secured Debt Document” individually and the “Permitted Secured Debt Documents” collectively.  Any trustee or like representative of the holders of any such Permitted Secured Debt acting in such capacity for the benefit of the holders of Permitted Secured Debt is referred to herein as a “Permitted Secured Debt Representative”.  The Collateral Agent, the Lenders, the Other Permitted Credit Exposure Holders and the holders of any Permitted Secured Debt and the Permitted Secured Debt Representatives, collectively, are referred to herein as the “Secured Parties”.

10.                               The Collateral Agent has entered into a Fourth Amended and Restated Pledge Agreement dated as of April 22, 2015 (as amended, amended and restated or otherwise modified from time to time in accordance with its terms, the “Pledge Agreement”) which provides for, inter alia, the appointment of the Collateral Agent to administer the Company Pledged Collateral (as defined therein) and Packaging Pledged Collateral (as defined therein).

11.                               Existing Collateral Agent and the Lender Agent entered into a Third Amended and Restated Intercreditor Agreement dated as of May 19, 2011 (as amended, amended and restated or otherwise modified from time to time in accordance with its terms, the “Intercreditor Agreement”).  Any Permitted Secured Debt Representative, and any holder of Permitted Secured Debt represented by such Permitted Secured Debt Representative, and any Other Permitted Credit Exposure Holder shall only be entitled to the benefits of this Agreement, and shall only be a Secured Party hereunder, if such Person (or the representative thereof) has prior to the date hereof executed and delivered to Collateral Agent an acknowledgment to the Intercreditor Agreement dated as of April 23, 2001 (as amended through the first amendment thereto and as supplemented by acknowledgments thereunder), the Amended and Restated Intercreditor Agreement dated as of June 13, 2003 (as amended through the second amendment thereto and as supplemented by acknowledgments thereunder), the Second Amended and Restated Intercreditor Agreement dated as of June 14, 2006, or the Intercreditor Agreement (each of the foregoing an “Applicable Intercreditor Agreement”) and Borrowers’ Agent duly executed and delivered an acknowledgment to such acknowledgment or from and after the date hereof executes and delivers to Collateral Agent an acknowledgment to the Intercreditor Agreement (in the form attached thereto) and the Borrowers’ Agent has duly executed and delivered an acknowledgment to such acknowledgment.

12.                               It is a condition precedent to the Credit Agreement that Grantors listed on the signature pages hereof shall have granted the security interests set forth herein in favor of the Collateral Agent for the benefit of the Secured Parties and undertaken the obligations contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises the parties hereto agree as follows:

SECTION 1.                                                 Grant of Security.

Each Grantor hereby assigns to Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to Collateral Agent, for the ratable benefit of the Secured Parties (in each case, subject to Section 2 below with respect to any Specified New Senior Debt (as defined in the Intercreditor Agreement)) a security interest in all of such Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing, whether tangible or intangible, or in which such Grantor now has or hereafter acquires an interest and wherever the same may be located, excluding, however, any of the following constituting Pledged Collateral under the Pledge Agreement and any Excluded Assets (subject to such exclusion, the “Collateral”):

(a)                       all equipment in all of its forms, all parts thereof and all accessions thereto (any and all such equipment, parts and accessions being the “Equipment”);

(b)                       all inventory in all of its forms, including but not limited to (i) all goods held by such Grantor for sale or lease or to be furnished under contracts of service or so leased or furnished, (ii) all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in such Grantor’s business, (iii) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind, and (iv) all goods which are returned to or repossessed by such Grantor and all accessions thereto and products thereof (collectively the “Inventory”) and all negotiable and non-negotiable documents of title (including, without limitation, documents, warehouse receipts, dock receipts and bills of lading) issued by any Person covering any Inventory (any such negotiable document of title being a “Negotiable Document of Title”);

(c)                        all accounts, contract rights, chattel paper, documents, instruments, letter-of-credit rights and other rights and obligations of any kind owned by or owing to such Grantor and all rights in, to and under all security agreements, leases and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, documents, instruments, letter-of-credit rights or other rights and obligations (but excluding, solely for the purposes of this clause (c) any items that are, or would (but for stated exclusions) constitute, Pledged Debt (as defined herein)) (subject to the foregoing exclusion, any and all such accounts, contract rights, chattel paper, documents, instruments, letter-of-credit rights and other rights and obligations being the “Accounts”, and any and all such security agreements, leases and other contracts being the “Related Contracts”);

(d)                       other than any payroll, employee benefits and trust/fiduciary accounts or any deposit accounts and amounts deposited therein that are subject to a securitization permitted under the Credit Agreement or otherwise subject to a permitted lien under the Credit Agreement, all deposit accounts, together with (i) all amounts on deposit from time to time in such deposit accounts and (ii) all interest, cash, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing (“Deposit Accounts”);

(e)                        the “Securities Collateral”, which term means:

(i)                  the shares of stock, partnership interests, interests in joint ventures, limited liability company interests and all other equity interests in a Person that is owned on the date hereof and described on Schedule 1(e)(i) or, after the date hereof, becomes, a direct Restricted Subsidiary of such Grantor, solely to the extent such equity interests are required to be pledged pursuant to the Credit Agreement, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing now or hereafter owned by such Grantor, and the certificates or other instruments representing any of the foregoing and any interest of such Grantor in the entries on the books of any securities intermediary pertaining thereto, excluding, however, (A) any of the foregoing with respect to OI Advisors, Inc. (f/k/a Harbor Capital Advisors, Inc.), OI Securities, Inc. (f/k/a HCA Securities, Inc.) and OI Transfer, Inc. (f/k/a Harbor Transfer, Inc.) (collectively, the “Harbor Capital Companies”), (B) any of the foregoing with respect to OI General FTS, Inc., (C), in the case of Company and Packaging, any of the foregoing pledged thereby as Pledged Collateral pursuant to the Pledge Agreement, including, without limitation, the Company Pledged Shares and the Packaging Pledged Shares (each as defined in the Pledge Agreement) and (D) any of the foregoing with respect to any direct Subsidiary of such Grantor existing on the date hereof that is not listed on Schedule 1(e)(i) unless and until the same are required to be pledged pursuant to the Credit Agreement (subject to such exclusions, the “Pledged Shares”), and all dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the stockholders, partners, members or other owners thereof and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares;

(ii)               the indebtedness from time to time owed to such Grantor by any obligor that is, or becomes, a direct or indirect Subsidiary of such Grantor, or by any obligor of which such Grantor is a direct or indirect subsidiary, including the indebtedness described on Schedule 1(e)(ii) and issued by the obligors named therein, and the instruments evidencing such indebtedness excluding, however, (A) any such indebtedness owing to or from any of the Harbor Capital Companies, (B) any such indebtedness owing from OI General FTS, Inc., and (C) in the case of Company and Packaging, any of the foregoing pledged thereby as Pledged Collateral pursuant to the Pledge Agreement, including without limitation the Company Pledged Debt and the Packaging Pledged Debt (as defined in the Pledge Agreement) (subject to such exclusions, the “Pledged Debt”), and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt; and

(iii)            all other investment property of such Grantor (unless excluded in clauses (i) and (ii) above) provided that no other enforceable restrictions exist on the pledging or hypothecation thereof;

(f)                         the “Intellectual Property Collateral”, which term means:

(i)                  all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by such Grantor, or hereafter adopted and used, in its business (collectively, the “Trademarks”), all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (the “Trademark Registrations”), all common law and other rights in and to the Trademarks in the United States and any state thereof and in foreign countries (the “Trademark Rights”), and all goodwill of such Grantor’s business symbolized by the Trademarks and associated therewith (the “Associated Goodwill”);

(ii)               all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by such Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such Grantor in whole or in part and all rights corresponding thereto (including, without limitation, the right, exercisable only upon the occurrence and during the continuation of an Event of Default, to sue for past, present and future infringements in the name of such Grantor or in the name of Collateral Agent or the Secured Parties), and all re-issues, reexaminations, divisions, continuations, renewals, extensions and continuations-in-part thereof (all of the foregoing being collectively referred to as the “Patents”); it being understood that the rights and interests included in the Intellectual Property Collateral hereby shall include, without limitation, all rights and interests pursuant to licensing or other contracts in favor of such Grantor pertaining to patent applications and patents presently or in the future owned or used by third parties but, in the case of third parties which are not Affiliates of such Grantor, only to the extent permitted by such licensing or other contracts and, if not so permitted, only with the consent of such third parties; and

(iii)            all rights, title and interest (including rights acquired pursuant to a license or otherwise) under copyrights in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software, layouts, trade dress, drawings, designs, writings, and formulas owned by such Grantor (collectively, the “Copyrights”), all copyright registrations issued to such Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon by such Grantor in the United States and any state thereof and in foreign countries (including, without limitation, any registrations listed on Schedule l(f)(iii)) (collectively, the “Copyright Registrations”), all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements) (the “Copyright Rights”), including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of such Grantor), authored (as a work for hire for the benefit of such Grantor), or acquired by such Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits), the right to renew and extend such Copyright Registrations and Copyright Rights and to register works protectable by copyright and the right to sue for past, present and future infringements of the Copyrights and Copyright Rights;

(g)                        all information used or useful or arising from the business of such Grantor including all goodwill, trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information;

(h)                       unless excluded in any other paragraph of this Section 1, all general intangibles, including, without limitation, tax refunds, payment intangibles, other rights to payment or performance, choses in action, software and judgments taken on any rights or claims included in the Collateral;

(i)                           all fixtures and all storage and office facilities, and all accessions thereto and products thereof;

(j)                          all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(k)                       [Reserved.]

(l)                           all supporting obligations; and

(m)                   all proceeds, products, rents and profits of or from any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance (whether or not

Collateral Agent or a Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.  For purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when Collateral or proceeds are sold, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in (i) any of such Grantor’s rights or interests in any license, contract or agreement to which such Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would result in a violation of any law, rule or regulation applicable to such Grantor or, under the terms of such license, contract, agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which such Grantor is a party or is bound (other than to the extent that any such law, rule, regulation or term would be rendered ineffective pursuant to the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of New York (the “UCC”) or the Uniform Commercial Code of any other relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such legal prohibition or provision had never been in effect, (ii) any equity interests issued by either a Foreign Subsidiary or a Foreign Subsidiary Holdco, in each case, in excess of 65% of the voting Capital Stock of such Foreign Subsidiary or Foreign Subsidiary Holdco, as the case may be, (iii) any Pledged Collateral (as such term is defined in the Pledge Agreement) that is included in the grant of security interests to the Collateral Agent pursuant to the Pledge Agreement, (iv) any “intent-to-use” trademark applications for which a statement of use or an amendment to allege use has not been filed (but only until such statement or amendment is filed), and solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (v) any real property leasehold, (vi)  any property owned by any Grantor that is subject to a purchase money security interest or Capitalized Lease permitted under the Credit Agreement if the agreement pursuant to which such security interest is granted or the document providing for such Capitalized Lease prohibits, or requires the consent of any Person other than the Grantors which has not been obtained as a condition to the creation of any other security interest on such property or (vii) any equity interests issued by an Unrestricted Subsidiary (collectively, the “Excluded Assets”).

Lower case terms used in this Section 1 that are defined in Articles 8 or 9 of the UCC shall have the meaning set forth in the UCC, and all capitalized terms used in this Section 1 that are defined in Article 8 or 9 of the UCC and not otherwise defined herein shall have the meaning set forth in the UCC, it being the intention of the Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets, except for assets expressly excluded as set forth above.

SECTION 2.                                                 Security for Obligations.

Subject to the limited exclusion set forth below with respect to any Specified New Senior Debt, this Agreement secures, and the Collateral assigned by each Grantor is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including without limitation the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all Secured Obligations of such Grantor, provided that, Excluded Collateral (as defined in the relevant acknowledgement relating to the issuance of any Specified New Senior Debt), if any, shall not be security for or be assigned or pledged on account of any Specified New Senior Debt and such Excluded Collateral shall not be held by Collateral Agent for the benefit of any holder thereof or any Permitted Secured Debt Representative with respect thereto.  “Secured Obligations” means:

(a)                       all obligations and liabilities of every nature of:

(i)                  Company, now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and all obligations of Company under any Permitted Secured Debt Documents;

(ii)               Owens-Brockway, now or hereafter existing under or arising out of or in connection with the Credit Agreement, the Domestic Borrowers’ Guaranty and all obligations of Owens-Brockway under any Permitted Secured Debt Documents;

(iii)            each Subsidiary Guarantor, now or hereafter existing under or arising out of or in connection with the Subsidiary Guaranty and all obligations of each such Subsidiary Guarantor under any Permitted Secured Debt Documents; and

(iv)           Company and each Restricted Subsidiary of Company, now or hereafter existing under or arising out of or in connection with Other Permitted Credit Exposure and each Other Permitted Credit Exposure Document in each case held by any Lender or Affiliate of any Lender;

in each case whether for principal, premium or interest (including, without limitation, interest which, but for the filing of a petition in a bankruptcy, reorganization or other similar proceeding with respect to a Grantor, would accrue on such obligations), payments for early termination, payments for settlement of amounts due under any such agreements, fees, indemnities, expenses or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from a Secured Party, any Lender or Other Permitted Credit Exposure Holder as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantors now or hereafter existing under this Agreement; provided, however, that the pledge made and security interest granted in Section 1 and any other provisions of this Agreement shall be effective as to any obligations in respect of any Permitted Secured Debt or Other Lender Guarantied Obligations only if the holders of such obligations or their representatives (A) shall have executed and delivered to the Collateral Agent prior to the date hereof an acknowledgment to an Applicable Intercreditor Agreement or, from and after the date hereof the Intercreditor Agreement and the Borrowers’ Agent has duly executed and delivered an acknowledgment to such acknowledgment and (B) in the case of Other Lender Guarantied Obligations shall have released, in form and substance satisfactory to Collateral Agent and Borrowers’ Agent, Holdings from any pre-existing guaranty obligations in connection with such Other Lender Guaranteed Obligations.  The foregoing requirements have been met as of the date hereof with respect to the Other Lender Guarantied Obligations described on Exhibit I to the Intercreditor Agreement, and all such obligations are and continue to be secured hereunder.  For purposes of determining the amount of Secured Obligations relating to any obligation with respect to which a Person other than a Grantor is the direct or primary obligor and with respect to which a Grantor is a guarantor (including by way of providing security), the total amount of such Secured Obligations shall be calculated without duplication of the amount of such direct or primary obligation secured by the Collateral and the related guaranty obligations of the Grantor secured by the Collateral.

SECTION 3.                                                 Grantors Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) neither Collateral Agent nor any Secured Party shall have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Collateral Agent or any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, except to the extent Collateral Agent or Secured Party expressly assumes any obligations thereunder.

SECTION 4.                                                 Representations and Warranties.

Each Grantor represents and warrants as follows:

(a)                       Ownership of Collateral.  Except as expressly permitted by the Credit Agreement and except for the security interest created by this Agreement, such Grantor owns the Collateral owned by such Grantor or otherwise has the rights it purports to have in the Collateral free and clear of any Lien.  Except as expressly permitted by the Credit Agreement and except such as may have been filed in favor of the Collateral Agent for the benefit of the Secured Parties relating to this Agreement, no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

(b)                       Omitted.

(c)                        Omitted.

(d)                       Office Locations; Type and Jurisdiction of Organization.  The office where such Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts are, as of the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, located at the locations set forth on Schedule 4(d); the type (i.e. corporation, limited partnership, etc.) and jurisdiction of organization of such Grantor as of the date hereof are listed on Schedule 4(d).

(e)                        Names.  No Grantor (or predecessor by merger or otherwise of such Grantor) has, within the four month period preceding the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, had a different name from the name of such Grantor listed or the signature pages hereof, except the names listed in Schedule 4(e) annexed hereto.  Each Grantor’s federal taxpayer identification number and organizational identification number is set forth on Schedule 4(e).

(f)                         Delivery of Certain Collateral.  Except as set forth on Schedule 1(e)(i), all certificates or instruments (excluding checks) evidencing, comprising or representing the Collateral constituting Pledged Shares (other than uncertificated Pledged Shares) and Pledged Debt as of the date hereof have been delivered to Collateral Agent duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.  With respect to certificates described on Schedule 1(e)(i) which have not been delivered because such certificates are not readily removable from their jurisdiction of issuance, upon request by the Collateral Agent such certificates shall be delivered by the applicable Grantor to the Collateral Agent in the jurisdiction of issuance, duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.

(g)                        Securities Collateral.  (i) All of the Pledged Debt described on Schedule 1(e)(ii) has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default; (ii) except as set forth on Schedule 1(e)(i), as of the date hereof, the Pledged Shares constitute all of the issued and outstanding shares of stock or other equity interests of each issuer thereof (other than Pledged Shares under and as defined in the Pledge Agreement) and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares to any Person not a Grantor; (iii) the Pledged Debt constitutes all of the issued and outstanding intercompany indebtedness evidenced by a promissory note of the respective issuers thereof owing to such Grantor as of the date hereof (subject to the proviso to Section 1(e)(ii) with respect to debt pledged pursuant to the Pledge Agreement); (iv) Schedule 1(e)(i) sets forth all of the Pledged Shares in the entities set forth thereon owned by each Grantor on the date hereof; and (v) Schedule 1(e)(ii) sets forth all of the Pledged Debt in existence on the date hereof.

(h)                       Perfection.  The security interests in the Collateral granted to Collateral Agent for the ratable benefit of the Secured Parties hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations.  By virtue of (i) the filing of UCC financing statements (other than fixture filings) naming each Grantor as “debtor”, naming Collateral Agent as “secured party” for the benefit of the Secured Parties and describing the Collateral in the filing offices with respect to such Grantor set forth on Schedule 4(h) (to the extent a security interest in such collateral can be perfected by filing a financing statement in each relevant filing office under the provisions of the applicable UCC) and (ii) in the case of the Pledged Shares (other than uncertificated Pledged Shares constituting general intangibles) and Pledged Debt, delivery of certificates or instruments representing or evidencing such Pledged Shares and Pledged Debt to Collateral Agent, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, (iii) in the case of the Intellectual Property Collateral consisting of U.S. Copyright Registrations, the filing of a Grant of Copyright Security Interest with the United States Copyright Office (each such Grant of Copyright Security Interest being referred to herein as a “Grant”), (iv) in the case of Deposit Accounts, the establishment of “control” (within the meaning of Section 9-104 of the UCC) in such Deposit Accounts and (v) in the case of letter-of-credit rights, upon the consent of the issuer of the related letter of credit to an assignment of proceeds of such letter of credit to Collateral Agent, in each case pursuant to and to the extent required under this Agreement, the security interests in the Collateral granted to Collateral Agent for the benefit of the Secured Parties will constitute perfected First Priority security interests therein and all filings (other than fixture filings) and to the extent required under this agreement other actions heretofore necessary or desirable to perfect and protect such security interests have been duly made or taken.

SECTION 5.                                                 Further Assurances.

(a)                       Generally.  Each Grantor agrees that from time to time, at the expense of Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Collateral Agent may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, each Grantor will:  (i) execute or authorize and cause to be filed such financing or continuation statements, or amendments thereto, agreements establishing that Collateral Agent has control of specified items of Collateral as required by this Agreement or the Credit Agreement and such other instruments or notices, as may be necessary or desirable, or as Collateral Agent may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (ii) furnish to Collateral Agent from time to time statements and schedules further identifying and describing the Collateral as required herein and such other reports in connection with the Collateral as Collateral Agent may reasonably request, all in reasonable detail, (iii) at any reasonable time, upon request by Collateral Agent, exhibit the Collateral to and allow inspection of the Collateral by Collateral Agent, or persons designated by Collateral Agent, (iv) at Collateral Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or Collateral Agent’s security interest in all or any material part of the Collateral, and (v) upon request by Collateral Agent, use commercially reasonable efforts to obtain any necessary consents of third parties to the assignment and perfection of a security interest to Collateral Agent with respect to any material Collateral, except with respect to Permitted Encumbrances.  Each Grantor hereby authorizes Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of any Grantor and agrees that any such financing statement or amendment thereto may describe the collateral as “all personal property of the debtor, whether now owned or hereafter acquired” or words of similar import or meaning.

(b)                       Securities Collateral.  Without limiting the generality of the foregoing Section 5(a), each Grantor agrees that it will, upon obtaining any additional shares of stock or other securities consisting of Pledged Shares or Pledged Debt required to be pledged hereunder or under Section 5.1 or Section 7.9 of the Credit Agreement, promptly (and in any event within five Business Days) deliver to Collateral Agent a Pledge Amendment, duly executed by such Grantor, in substantially the form of Exhibit II (a “Pledge Amendment”), in respect of the additional Pledged Shares or Pledged Debt to be pledged pursuant to this Agreement.  Upon each delivery of a Pledge Amendment to Collateral Agent, the representations and warranties contained in clauses (i)-(iii) of Section 4(g) hereof shall be deemed to have been made by such Grantor as to the Securities Collateral described in such Pledge Amendment as of the date thereof.  Each Grantor hereby authorizes Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares or Pledged Debt of such Grantor listed on any Pledge Amendment shall for all purposes hereunder be considered Collateral of such Grantor; provided, the failure of any Grantor to execute a Pledge Amendment with respect to any additional Pledged Shares or Pledged Debt pledged pursuant to this Agreement shall not impair the security interest of the Secured Parties therein or otherwise adversely affect the rights and remedies of Collateral Agent hereunder with respect thereto.

SECTION 6.                                                 Certain Covenants of Grantors.

Each Grantor shall:

(a)                       not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral where such use or violation would have a Material Adverse Effect;

(b)                       notify Collateral Agent of any change in the office where such Grantor keeps its records regarding the Accounts and all originals of all chattel paper that evidence Accounts or such Grantor’s name, identity or corporate structure within 30 days of such change; and

(c)                        give Collateral Agent 30 days’ prior written notice of any change in such Grantor’s jurisdiction of organization or a reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of such Grantor.

SECTION 7.                                                 Omitted.

SECTION 8.                                                 Special Covenants with respect to Accounts and Related Contracts.

(a)                       Each Grantor shall keep its office where it keeps its records concerning the Accounts and Related Contracts, and all originals of all chattel paper that evidence Accounts, at the locations therefor set forth on Schedule 4(d), or upon written notice to Collateral Agent within 30 days of any relocation, at such other location in a jurisdiction where all action that may be necessary or desirable, or that Collateral Agent may request, in order to perfect and protect any security interest granted or purported to be granted hereby, or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Accounts and Related Contracts shall have been taken.

(b)                       Except as otherwise provided in this subsection (b), each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Accounts and Related Contracts.  In connection with such collections, each Grantor may take (and, upon the occurrence and during the continuance of an Event of Default at Collateral Agent’s direction, shall take) such action as such Grantor may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that Collateral Agent shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Collateral Agent and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to Collateral Agent, to notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Collateral Agent and, upon such notification and at the expense of Grantors, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  After receipt by such Grantor of the notice from Collateral Agent referred to in the proviso to the preceding sentence and for so long as such Event of Default continues, (i) all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Accounts and the Related Contracts shall be received in trust for the benefit of Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 18, and (ii) except in the ordinary course of business consistent with past practice, such Grantor shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

SECTION 9.                                                 Special Covenants With Respect to the Securities Collateral.

(a)                       Delivery.  Each Grantor agrees that all certificates or instruments representing or evidencing the Pledged Shares (except as otherwise contemplated by Section 4(f)) and the Pledged Debt, to the extent not already delivered and held by Collateral Agent pursuant hereto, shall be delivered to and held by or on behalf of Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent.  Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Shares or Pledged Debt for certificates or instruments of smaller or larger denominations.

(b)                       Covenants.  Each Grantor shall (i) except for any merger or consolidation which constitutes a sale, transfer or other disposition permitted by the Credit Agreement where the Credit Agreement does not require the pledge of the capital stock or other equity interests of the surviving or resulting corporation, pledge hereunder all the outstanding capital stock or other equity interests of the surviving or resulting person in any merger or consolidation involving securities pledged hereunder, (ii) cause each issuer of Pledged Shares not to issue any stock, other equity interests or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to such Grantor or as otherwise permitted under the Credit Agreement; (iii) pledge hereunder, in accordance with Section 5.1 or Section 7.9 of the Credit Agreement, any and all additional shares of stock, other equity interests or other securities of each issuer of Pledged Shares; (iv) pledge hereunder, promptly upon its acquisition (directly or indirectly) thereof, any and all shares of stock or other equity interests of any Person that, after the date of this Agreement, becomes, as a result of any occurrence, a direct Subsidiary of such Grantor, to the extent required by Section 5.1 or Section 7.9 of the Credit Agreement; (v) pledge hereunder, promptly upon their issuance, any and all instruments or other evidences of additional indebtedness from time to time owed to such Grantor by any obligor on the Pledged Debt; (vi) pledge hereunder, promptly upon their issuance, any and all instruments or other evidences of indebtedness which constitute Pledged Debt from time to time owed to such Grantor by any Person that after the date of this Agreement becomes, as a result of any occurrence, a direct or indirect Subsidiary of such Grantor; provided, that the foregoing covenant shall exclude any such instruments or evidences of indebtedness issued by any of the Harbor Capital Companies or any such instruments or evidences of indebtedness required to be pledged under the Pledge Agreement; (vii) promptly deliver to Collateral Agent all material written notices received by it with respect to the Securities Collateral; and (viii) at the request of Collateral Agent, promptly execute and deliver to Collateral Agent an agreement providing for the control, as that term is defined in the UCC, by Collateral Agent of all securities entitlements and securities accounts of such Grantor not otherwise subject to Permitted Encumbrances and provided that no other enforceable restrictions exist on the pledging or the hypothecation thereof.

(c)                        Voting and Distributions.  So long as no Event of Default shall have occurred and be continuing and prior to receipt of written notice from Collateral Agent:

(i)                  each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, however, that neither (i) the voting by a Grantor of any Pledged Shares for, or a Grantor’s consent to, the election of directors at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting nor

(ii) a Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement (including, without limitation, impairing in any material manner the Pledged Shares or the material rights of any of the Secured Parties), within the meaning of this Section 9(c).

(ii)               each Grantor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends, other distributions and interest paid in respect of the Securities Collateral; provided, that, any and all (A) dividends, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Securities Collateral, and (B) dividends and other distributions paid or payable in cash in respect of any Securities Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, shall forthwith be delivered to Collateral Agent to hold as, Securities Collateral and shall, if received by such Grantor, be received in trust for the benefit of Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to Collateral Agent as Securities Collateral in the same form as so received (with all necessary endorsements).

Upon the occurrence and during the continuation of an Event of Default, (x) upon written notice from Collateral Agent to any Grantor, all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease, and all such rights shall thereupon become vested in Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights during the continuation of such Event of Default; (y) all rights of such Grantor to receive the dividends, other distributions and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in Collateral Agent who shall thereupon have the sole right to receive and hold as Securities Collateral such dividends, other distributions and interest payments during the continuation of such Event of Default, provided that nothing herein shall restrict or limit the right of a Grantor to directly or indirectly make or receive dividends, distributions, principal or interest payments for the purpose of making such amounts available to Company to make Holdings Ordinary Course Payments permitted to be paid pursuant to Section 8.5 of the Credit Agreement; and (z) all dividends, principal, interest payments and other distributions which are received by such Grantor contrary to the provisions of clause (ii) of the immediately preceding paragraph or clause (y) above shall be received in trust for the benefit of Collateral Agent, shall be segregated from other funds of such Grantor and shall forthwith be paid over to Collateral Agent as Securities Collateral in the same form as so received (with any necessary endorsements).

In order to permit Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (I) upon the occurrence and during the existence of an Event of Default, each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Collateral Agent all such proxies, dividend payment orders and other instruments as Collateral Agent may from time to time reasonably request, and (II) without limiting the effect of clause (I) above, each Grantor hereby grants to Collateral Agent an irrevocable proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Shares would be entitled (including giving or withholding written consents of shareholders or other holders of equity interests, calling special meetings of shareholders or other holders of equity interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Shares or any officer or agent thereof), upon the occurrence and during the existence of an Event of Default and which proxy shall only terminate upon (i) the payment in full of the Secured Obligations and the termination of the related agreements and the cancellation of any outstanding Letters of Credit or (ii) the cure of the Event of Default.

SECTION 10.                                          Special Covenants With Respect to the Intellectual Property Collateral.

(a)                       Except as otherwise provided in this Section 10, each Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof.  In connection with such collections, each Grantor may take (and, after the occurrence and during the continuance of any Event of Default at Collateral Agent’s reasonable direction, shall take) such action as such Grantor or Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts; provided, Collateral Agent shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  After receipt by any Grantor of the notice from Collateral Agent referred to in the proviso to the preceding sentence and during the continuation of any Event of Default, (i) all amounts and proceeds (including checks and other instruments) received by each Grantor in respect of amounts due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof shall be received in trust for the benefit of Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 18, and (ii) such Grantor shall not, without the consent of the Collateral Agent, adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b)                       In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, each Grantor, effective upon the occurrence and during the continuation of an Event of Default (but only to the extent to do so would not breach a contract binding on such Grantor), hereby grants to Collateral Agent an irrevocable (during the term of this Agreement), nonexclusive right and license to use, license and sublicense all of the Intellectual Property Collateral (including, without limitation, all Trademarks and Trademark Rights, Copyrights, Patents and technical processes owned or used by such Grantor that relate to the Collateral) and any other collateral granted by such Grantor as security for the Secured Obligations, together with any goodwill associated therewith, all to the extent necessary to enable Collateral Agent to realize on the Collateral in accordance with this Agreement and to enable any transferee or assignee of the Collateral to enjoy the benefits of the Collateral.  This right shall inure to the benefit of all successors, assigns and transferees of Collateral Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor.  If and to the extent that any Grantor licenses the Intellectual Property Collateral, upon such Grantor’s request and provided no Event of Default then exists, Collateral Agent shall promptly enter into a non-disturbance agreement or other similar arrangement, at such Grantor’s request and expense, with such Grantor and any licensee of any Intellectual Property Collateral permitted hereunder in form and substance reasonably satisfactory to Collateral Agent pursuant to which (i) Collateral Agent shall agree not to disturb or interfere with such licensee’s rights under its license agreement with such Grantor so long as such licensee is not in default thereunder, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it is subject to the security interest created hereunder in favor of Collateral Agent and the other terms of this Agreement.

SECTION 11.                                          Omitted.

SECTION 12.                                          Collateral Account.

Collateral Agent is hereby authorized to establish and maintain at its office at 60 Wall Street, New York, New York, a blocked account in the name of the Grantors and under the sole dominion and control of Collateral Agent and such blocked account will be a restricted deposit account designated “OI L/C Collateral Account”.  The “OI L/C Collateral Account” is referred to herein as the “L/C Collateral Account”.  All amounts at any time held in the L/C Collateral Account shall be beneficially owned by Grantors but shall be held in the name of Collateral Agent hereunder, for the benefit of Secured Parties, as collateral security for the Secured Obligations upon the terms and conditions set forth herein and as provided in the Intercreditor Agreement.  Grantors shall have no right to withdraw, transfer or, except as expressly set forth herein, otherwise receive any funds deposited into the L/C Collateral Account.  Anything contained herein to the contrary notwithstanding, the L/C Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or Governmental Authority, as may now or hereafter be in effect.  All deposits of funds in the L/C Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of a Grantor) of immediately available funds, in each case addressed in accordance with instructions of Collateral Agent.  Each Grantor shall, promptly after initiating a transfer of funds to the L/C Collateral Account, give notice to Collateral Agent by telefacsimile of the date, amount and method of delivery of such deposit.  Cash held by Collateral Agent in the L/C Collateral Account shall not be invested by Collateral Agent but instead shall be maintained as a cash deposit in the L/C Collateral Account pending application thereof as elsewhere provided in this Agreement.  To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the L/C Collateral Account shall bear interest at the standard rate paid by Collateral Agent to its customers generally for deposits of like amounts and terms.  Subject to Collateral Agent’s rights hereunder, any interest earned on deposits of cash in the L/C Collateral Account shall be deposited directly in, and held in the L/C Collateral Account.

SECTION 13.                                          Secured Party Appointed Attorney-in-Fact.

Each Grantor hereby irrevocably appoints Collateral Agent as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Collateral Agent or otherwise, from time to time in Collateral Agent’s discretion to take any action and to execute any instrument that Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including without limitation:

(a)                       upon the occurrence and during the continuance of an Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to Collateral Agent pursuant to the Credit Agreement;

(b)                       upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)                        upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clauses (a) and (b) above;

(d)                       upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Collateral Agent with respect to any of the Collateral;

(e)                        upon the occurrence and during the continuance of an Event of Default, to pay or discharge taxes or Liens (other than Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Collateral Agent in its sole discretion, any such payments made by Collateral Agent to become obligations of such Grantor to Collateral Agent, due and payable immediately without demand;

(f)                         upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

(g)                        upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and to do, at Collateral Agent’s option and Grantors’ expense, at any time or from time to time, all acts and things that Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

SECTION 14.                                          Collateral Agent May Perform.

If any Grantor fails to perform any agreement contained herein, upon the occurrence and during the continuance of an Event of Default, Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of Collateral Agent incurred in connection therewith shall be payable by Grantors under Section 19(b).

SECTION 15.                                          Standard of Care.

The powers conferred on Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property.

SECTION 16.                                          Remedies.

(a)                       Generally.  If (i) any “Event of Default” under and as defined in the Credit Agreement has occurred and is continuing, or (ii) after such time as all Obligations shall have been indefeasibly paid in full, and provided, that, the Collateral then secures the payment and performance of any obligations under any Permitted Secured Debt Documents or any Other Permitted Credit Exposure Documents, if any event of default under (A) any obligations under any Permitted Secured Debt Documents which are secured by Collateral, or (B) any obligations under any Other Permitted Credit Exposure Documents which are secured by Collateral, as the case may be (either such occurrence being an “Event of Default” for purposes of this Agreement) shall have occurred and be continuing, Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of Collateral Agent forthwith, assemble such of the Collateral as may reasonably be assembled as directed by Collateral Agent and make it available to Collateral Agent at a place or places to be designated by Collateral Agent and reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Collateral Agent deems appropriate, (iv) take possession of any Grantor’s premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor’s equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable, (vi) exercise dominion and control over and refuse to permit further withdrawals from any Deposit Account maintained with Collateral Agent or any Lender constituting a part of the Collateral and (vii) without notice to any Grantor, transfer to or to register in the name of Collateral Agent or any of its nominees any or all of the Securities Collateral.  The Collateral Agent or any other Secured Party other than the Collateral Agent may be the purchaser of any or all of the Collateral at any such sale but no Secured Party (other than the Collateral Agent on behalf of Secured Parties) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor hereby waives any claims against Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 16 will cause irreparable injury to Collateral Agent, that Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 16 shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred or is continuing giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

(b)                       Securities Collateral.  Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral conducted without prior registration or qualification of such Securities Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.  If Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral, upon written request, each Grantor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to Collateral Agent all such information as Collateral Agent may request in order to determine the number of shares and other instruments included in the Securities Collateral which may be sold by Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(c)                        L/C Collateral Account.  (i) If an Event of Default has occurred and is continuing in accordance with Article X of the Credit Agreement, or (ii) if any Proceeds (as defined in the Intercreditor Agreement) derived from the Collateral remain after application thereof to prepayment of the Loans as required under the Credit Agreement and as provided in the Intercreditor Agreement, Borrowers must pay to Collateral Agent an amount (the “Aggregate Available Amount”) equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding, and Borrowers shall deliver funds in such an amount for deposit in the L/C Collateral Account.  If for any reason the aggregate amount delivered by Borrowers for deposit in the L/C Collateral Account as aforesaid is less than the Aggregate Available Amount, the aggregate amount so delivered by Borrowers shall be apportioned among all outstanding Letters of Credit for purposes of this Section 16 in accordance with the ratio of the maximum amount available for drawing under each such Letter of Credit (as to such Letter of Credit, the “Maximum Available Amount”) to the Aggregate Available Amount.  Upon any drawing under any outstanding Letter of Credit in respect of which Borrowers have deposited in the L/C Collateral Account any amounts described above, Collateral Agent shall apply such amounts to reimburse the Issuing Lender for the amount of such drawing.  In the event of cancellation or expiration of any Letter of Credit in respect of which Company has deposited in the L/C Collateral Account any amounts described above, or in the event of any reduction in the Maximum Available Amount under such Letter of Credit, Collateral Agent shall apply the amount then on deposit in the L/C Collateral Account in respect of such Letter of Credit (less, in the case of such a reduction, the Maximum Available Amount under such Letter of Credit immediately after such reduction) (A) first, to the payment of any amounts payable to Collateral Agent pursuant to Section 18 hereof, (B) second, to the extent of any excess, to the cash collateralization pursuant to the terms of this Agreement of any outstanding Letters of Credit in respect of which Borrowers have failed to pay all or a portion of the amounts described above (such cash collateralization to be apportioned among all such Letters of Credit in the manner described above), and (C) third, to the extent of any further excess, as provided in Section 3(a)(ii) of the Intercreditor Agreement.

SECTION 17.                                          Additional Remedies for Intellectual Property Collateral.

(a)                       Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, (i) Collateral Agent shall have the right (but not the obligation) to bring suit, in the name of any Grantor, Collateral Agent or otherwise, to enforce its rights with respect to any Intellectual Property Collateral, in which event each Grantor shall, at the request of Collateral Agent, do any and all lawful acts and execute any and all documents required by Collateral Agent in aid of such enforcement and each Grantor shall promptly, upon demand, reimburse and indemnify Collateral Agent as provided in Section 12.4 of the Credit Agreement and Section 19 hereof, as applicable, in connection with the exercise of its rights under this Section 17, and, to the extent that Collateral Agent shall elect not to bring suit to enforce any Intellectual Property Collateral as provided in this Section 17, each Grantor agrees to use all commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any material Intellectual Property Collateral by others and for that purpose agrees to use its commercially reasonable judgment in maintaining any action, suit or proceeding against any Person so infringing reasonably necessary to prevent such infringement; (ii) upon written demand from Collateral Agent, each Grantor shall execute and deliver to Collateral Agent an assignment or assignments of the Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Collateral Agent (or any Lender) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property Collateral; and (iv) within five Business Days after written notice from Collateral Agent, each Grantor shall make available to Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Registrations and Trademark Rights, such persons to be available to perform their prior functions on Collateral Agent’s behalf and to be compensated by Collateral Agent at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

(b)                       If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to Collateral Agent of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor on behalf of itself and/or any other Grantor, Collateral Agent shall promptly execute and deliver to each such Grantor such assignments as may be necessary to reassign to each such Grantor any such rights, title and interests as may have been assigned to Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by Collateral Agent; provided, that, after giving effect to such reassignment, Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided, further, that, the rights, title and interests so reassigned shall be free and clear of all Liens other than (A) Liens (if any) encumbering such rights, title and interest at the time of their assignment to Collateral Agent, (B) licenses and sublicenses under any Intellectual Property Collateral granted to any third party by the Collateral Agent pursuant to the exercise of the rights granted to it under Section 10(b), and (C) Permitted Encumbrances.

SECTION 18.                                          Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all Proceeds received by Collateral Agent in respect of any sale of, collection from, other realization upon, or any distribution on account of all or any part of the Collateral shall be applied in the following order of priority; provided, that, Net Proceeds from Asset Sales and Net Insurance/Condemnation Proceeds arising from destruction, damage or condemnation of Collateral shall be applied as provided in the Credit Agreement and the Intercreditor Agreement:

FIRST:  To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith, and all amounts for which Collateral Agent is entitled to indemnification hereunder and all advances made by Collateral Agent hereunder for the account of Grantors, and to the payment of all costs and expenses paid or incurred by Collateral Agent in connection with the exercise of any right or remedy hereunder;

SECOND:  To the ratable payment of all other Secured Obligations for the ratable benefit of the holders thereof (including any Aggregate Available Amount deposited into the L/C Collateral Account for outstanding Letters of Credit, provided that if such Letters of Credit expire without being fully drawn, then at that time, such excess amounts shall be applied as provided in this Section 18 to then outstanding Secured Obligations) and, as to obligations arising under the Credit Agreement, as provided in the Credit Agreement, provided, that, no Proceeds received by Collateral Agent in respect of any sale of, collection from, other realization upon, or any distribution on account of all or any part of any Excluded Collateral shall be applied toward payment of obligations in respect of any Specified New Senior Debt for which Collateral is excluded (and neither the holders thereof nor the Permitted Secured Debt Representative in respect thereof shall be entitled to any increased portion of any Proceeds of any other Collateral due to such exclusion); provided, further, that, in making such application in respect of outstanding obligations under Permitted Secured Debt Documents, the Collateral Agent shall be entitled to deduct from the share of such Proceeds otherwise payable to the Permitted Secured Debt Representatives the Permitted Secured Debt holders’ pro rata share of all amounts that the Collateral Agent has been paid by the Paying Indemnifying Parties (such term being used in this Section 18 as defined in Section 7(c) of the Intercreditor Agreement) pursuant to Section 7(c) of the Intercreditor Agreement; and

THIRD:  To the payment to or upon the order of the applicable Grantor, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

SECTION 19.                                          Indemnity and Expenses.

(a)                       Grantors jointly and severally agree to indemnify Collateral Agent, each Secured Party, including each Lender, each Other Permitted Credit Exposure Holder, each holder of Permitted Secured Debt and each Permitted Secured Debt Representative from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including without limitation enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Collateral Agent’s or such Secured Party’s, Lender’s, Other Permitted Credit Exposure Holder’s or Permitted Secured Debt Representative’s or holder’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction or from any failure on the part of Collateral Agent to file any continuation statements with respect to the Collateral.

(b)                       Grantors jointly and severally agree to pay to Collateral Agent upon demand the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that Secured Party may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Party hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

(c)                        The obligations of Grantors in this Section 19 shall (i) survive the termination of this Agreement and the discharge of Grantors’ other obligations under this Agreement, the Other Permitted Credit Exposure Documents, the Credit Agreement and the other Loan Documents and (ii), as to any Grantor that is a party to the Subsidiary Guaranty, be subject to the provisions thereof regarding contribution among such Grantors.

SECTION 20.                                          Continuing Security Interest; Transfer of Loans; Termination and Release.

(a)                       This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the earlier to occur of (A) termination of the security interest granted hereby pursuant to Section 20(b), and (B) the payment in full of the Secured Obligations (excluding the Other Permitted Credit Exposure and obligations under or in respect of the Permitted Secured Debt Documents or contingent obligations as to which no claim has been asserted), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), (ii) be binding upon Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and its successors, and permitted transferees and assigns.  Without limiting the generality of the foregoing clause (iii), (A) but subject to the provisions of Section 12.8 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders as Secured Parties herein or otherwise, (B) any Other Permitted Credit Exposure Holder may assign or otherwise transfer any Other Permitted Credit Exposure to any other Lender or Affiliate of Lender in accordance with the applicable Other Permitted Credit Exposure Documents and such other permitted assignee shall thereupon become vested with all the benefits in respect thereof granted to such Other Permitted Credit Exposure Holder as a Secured Party herein or otherwise and (C) any holder of any Permitted Secured Debt may assign or otherwise transfer any Permitted Secured Debt to any other Person in accordance with the applicable Permitted Secured Debt Documents and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such holder (or its representative) as a Secured Party herein or otherwise.

(b)                       Upon the earlier to occur of (i) payment in full of all Secured Obligations (excluding the Other Permitted Credit Exposure and obligations under or in respect of the Permitted Secured Debt Documents or contingent obligations as to which no claim has been asserted), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (unless cash collateralized or otherwise backstopped on terms reasonably acceptable to the Issuing Lender), and (ii) the first date on which the Collateral no longer secures the Obligations and upon election of Grantors and delivery of notice of such election to the Collateral Agent, the security interest granted hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantors.  If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, or any Collateral is acquired by any Loan Party after the Closing Date financed with Indebtedness secured by a Lien permitted by Section 8.2(a)(vi) of the Credit Agreement, or if, as a result of a transaction permitted by the Credit Agreement (including, without limitation, a transaction resulting in the Grantor no longer being a Subsidiary of Company), any Grantor is no longer required by the terms of the Credit Agreement to be a Grantor hereunder or any Collateral is no longer required to be covered by a security interest hereunder, such portion of the Collateral shall automatically be released from any Liens created hereby, all without delivery of any instrument or performance of any act by any party, and all rights to such Collateral shall revert to the resulting owner of such Collateral. In the case of any release referred to in the two immediately preceding sentences, at such Grantor’s expense, the Collateral Agent shall promptly deliver to such Grantor any such Collateral held by the Collateral Agent hereunder (or certificate of title evidencing any such Collateral in the Collateral Agent’s possession), and execute and deliver to such Grantor all releases or other documents, including UCC termination statements and releases of certificates of title, reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. In addition, the Collateral Agent shall release the Collateral Agent’s security interest in a Deposit Account in which a Grantor has granted a security interest as permitted under Section 8.2(a) of the Credit Agreement, upon certification by the relevant Grantor (x) specifying the applicable Deposit Account, and (y) stating that the applicable Deposit Account is being pledged as permitted by subsection 8.2(a) of the Credit Agreement.  Upon the receipt of such certification, Collateral Agent shall, at Grantor’s expense, so long as no Event of Default has occurred and is continuing, execute and deliver such releases of its security interest in such Collateral which is to be so sold, transferred or disposed of or, in the case of the Deposit Account that is to be subjected to a lien permitted under Section 8.2(a) of the Credit Agreement, as may be reasonably requested by such Grantor).  Further, if Requisite Lenders under the Credit Agreement, or if required, all Lenders, consent to the release or reconveyance of any of the Collateral, Collateral Agent shall release, and at Grantors’ expense execute and deliver any necessary releases of, its security interest in such Collateral in connection therewith and all such reconveyances or transfers shall be without recourse to the Collateral Agent or the Secured Parties and without representation or warranty of any kind.

SECTION 21.                                          Collateral Agent as Agent.

(a)                       Pursuant to the Intercreditor Agreement, Collateral Agent has been appointed to act as Collateral Agent hereunder by the Secured Parties and, by such appointment, Lenders, Other Permitted Credit Exposure Holders and Permitted Secured Debt Representatives shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including without limitation the release or substitution of Collateral), solely in accordance with this Agreement and the Intercreditor Agreement; provided that Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 16 in accordance with the instructions of Requisite Obligees (as defined in the Intercreditor Agreement).  In furtherance of the foregoing provisions of this Section 21(a), each Lender, Other

Permitted Credit Exposure Holder and Permitted Secured Debt Representative, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by each such Lender, Other Permitted Credit Exposure Holder and Permitted Secured Debt Representative that all rights and remedies hereunder may be exercised solely by Collateral Agent for the benefit of Secured Parties, in accordance with the terms of this Section 21(a).

(b)                       Collateral Agent shall not be deemed to have any duty whatsoever with respect to any Other Permitted Credit Exposure Holder or Permitted Secured Debt Representative until it shall have received written notice in form and substance satisfactory to Collateral Agent from a Grantor, or such Other Permitted Credit Exposure Holder or Permitted Secured Debt Representative as to the existence and terms of the applicable Other Permitted Credit Exposure Documents or Permitted Secured Debt Documents, as the case may be.

(c)                        References to the Collateral Agent with respect to periods prior to the date of the Agreement shall mean and refer to DBTCA in such capacity.

SECTION 22.                                          Additional Grantors.

The initial Subsidiary Grantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof.  From time to time subsequent to the date hereof, additional Subsidiaries of Company (including, without limitation, Additional Domestic Subsidiary Borrowers) may become parties hereto as additional Grantors (each an “Additional Grantor”), by executing a Counterpart substantially in the form of Exhibit I annexed hereto.  Upon delivery of any such Counterpart to Collateral Agent, notice of which is hereby waived by Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto.  Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of Company to become an Additional Grantor hereunder.  This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 23.                                          Amendments; Etc.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Collateral Agent and, in the case of any such amendment or modification, by Grantors; provided, that, this Agreement may be modified by the execution of a Counterpart by an Additional Grantor in accordance with Section 22 and Grantors hereby waive any requirement of notice of or consent to any such amendment.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 24.                                          Notices.

Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by e-mail or telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of e-mail or telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that, notices to Collateral Agent shall not be effective until received.  For the purposes hereof, the address of each Grantor shall be c/o Borrowers’ Agent at the address set forth therefor in the Credit Agreement and the address of each other party hereto shall be as provided in the Credit Agreement or as set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

SECTION 25.                                          Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Collateral Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 26.                                          Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 27.                                          Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 28.                                          Governing Law; Terms; Rules of Construction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.  The rules of construction set forth in Section 1.2 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

SECTION 29.                                          Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE

JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 24; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 29 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

SECTION 30.                                          Waiver of Jury Trial.

EACH GRANTOR AND COLLATERAL AGENT HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  Each Grantor and Collateral Agent acknowledge that this waiver is a material inducement for each Grantor and Collateral Agent to enter into a business relationship, that each Grantor and Collateral Agent have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings.  Each Grantor and Collateral Agent further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 30 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 31.                                          Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts (including by telecopy or electronic PDF), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 32.                                          Amendment and Restatement.

This Agreement amends, restates, supersedes, and replaces in its entirety the Existing Security Agreement.  The security interest granted by each Grantor in the “Collateral” under and as defined in the Existing Security Agreement continues without interruption under this Agreement and such security interest is hereby ratified and confirmed in all respects.  Nothing contained herein shall be construed as a novation of the obligations outstanding under the Existing Security Agreement, which shall remain in full force and effect, except as modified hereby.  Nothing express or implied in this Agreement shall be construed as a release or discharge of any Grantor under the Existing Security Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

On behalf of each entity named on Schedule A annexed hereto, in the capacity set forth for such entity on such Schedule A

By:	/s/ James W. Baehren
James W. Baehren

Signature Page to Amended and Restated Security Agreement

DEUTSCHE BANK AG, NEW YORK BRANCH, as Collateral Agent

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

By:	/s/ Michael Winters
Name: Michael Winters
Title: Vice President

Signature Page to Amended and Restated Security Agreement

EXHIBIT I TO
SECURITY AGREEMENT

[FORM OF COUNTERPART]

COUNTERPART (this “Counterpart”), dated                     , 2015, is delivered pursuant to Section 22 of the Security Agreement referred to below.  The undersigned hereby agrees that this Counterpart may be attached to the Amended and Restated Security Agreement, dated as of April 22, 2015 (as it may be from time to time amended, modified or supplemented, the “Security Agreement”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among [Insert Company Name], the other Grantors named therein, and Deutsche Bank AG, New York Branch, as Collateral Agent.  The undersigned by executing and delivering this Counterpart hereby becomes a Grantor under the Security Agreement in accordance with Section 22 thereof and agrees to be bound by all of the terms thereof.

The undersigned hereby assigns to Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to Collateral Agent, for the ratable benefit of the Secured Parties (in each case, subject to Section 2 of the Security Agreement with respect to any Specified New Senior Debt (as defined in the Intercreditor Agreement)) a security interest in all of such Grantor’s right, title and interest in and to the Collateral, whether now owned or hereafter acquired, subject to all of the terms and provisions of the Security Agreement, as if such Collateral of the undersigned had been subject to the Security Agreement on the date of its original execution.

Without limiting the generality of the foregoing, the undersigned hereby:

(i)                  authorizes the Collateral Agent to add the information set forth on the Schedules to this Counterpart to the correlative Schedules attached to the Security Agreement;

(ii)               agrees that all Collateral of the undersigned, including the items of property described on the Schedules hereto, shall become part of the Collateral and shall secure all Secured Obligations; and

(iii)            makes the representations and warranties set forth in the Security Agreement, as amended hereby, to the extent relating to the undersigned.

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

I-1

EXHIBIT II TO
SECURITY AGREEMENT

PLEDGE AMENDMENT

This Pledge Amendment, dated                   , 2015, is delivered pursuant to the Amended and Restated Security Agreement, dated April 22, 2015 between OWENS-ILLINOIS GROUP, INC., a Delaware corporation (“Company”), each of THE DIRECT AND INDIRECT SUBSIDIARIES of Company party thereto (each of such Subsidiaries being a “Subsidiary Grantor” and collectively “Subsidiary Grantors”), each ADDITIONAL GRANTOR that may become a party thereto after the date hereof in accordance with Section 22 thereof (each of the Company, each Subsidiary Grantor, and each Additional Grantor being a “Grantor” and collectively the “Grantors”), and DEUTSCHE BANK AG, NEW YORK BRANCH as Collateral Agent (as it may be from time to time amended, modified or supplemented, the “Security Agreement”).  Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby agrees that the [Pledged Shares] [Pledged Debt] listed on the schedule attached hereto shall be deemed to be part of the [Pledged Shares] [Pledged Debt] and shall become part of the Securities Collateral and shall secure all Secured Obligations. Grantor hereby pledges and collaterally assigns to Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to Collateral Agent, for the ratable benefit of the Secured Parties (in each case, subject to Section 2 of the Security Agreement with respect to any Specified New Senior Debt (as defined in the Intercreditor Agreement)) a security interest in all of such Grantor’s right, title and interest in and to the [Pledged Shares] [Pledged Debt], subject to all of the terms and provisions of the Security Agreement, as if such [Pledged Shares] [Pledged Debt] of the undersigned had been subject to the Security Agreement on the date of its original execution.

IN WITNESS WHEREOF, Grantor has caused this Pledge Amendment to be duly executed and delivered by its duly authorized officer as of                               .

[GRANTOR]

By:
Name:
Title:

II-2

SCHEDULES TO

AMENDED AND
RESTATED SECURITY
AGREEMENT

SCHEDULE 1(e)(i)

PLEDGED SHARES

See attached

SCHEDULE 1(e)(i)

The following constitute certificated Pledged Shares, the certificates of which are delivered to the Collateral Agent:

Stock Issuer		Stock Owner	% of Pledged Ownership Interest	Class of Stock	Number of Shares	Cert No (s)
1.	Brockway Realty Corporation	Owens-Brockway Glass Container Inc.	100%	Common	1,000	2
2.	OI Auburn Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	1
3.	OI Australia Inc.	Owens-Illinois Group, Inc.	100%	Common	100	5
4.	OI California Containers Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	2
5.	OI Castalia STS Inc.	OI General FTS Inc.	100%	Common	100	1
6.	OI International Holdings Inc.	Owens-Brockway Glass Container Inc.	65%	Common	100	1
7.	OI Levis Park STS Inc.	OI General FTS Inc.	100%	Common	100	1
8.	OI Puerto Rico STS Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	2
9.	OIB Produvisa Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	2
10.	Owens-Illinois General Inc.	OI General FTS Inc.	100%	Common	100	2
11.	Seagate II, Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	1
12.	Seagate III, Inc.	Owens-Brockway Glass Container Inc.	100%	Common	100	1
13.	Seagate, Inc.	Owens-Brockway Glass Container Inc.	100%	Common	5	2
14.	Universal Materials, Inc.	Owens-Illinois General Inc.	100%	Common	442	4

The following equity interests constitute Pledged Shares for which no certificates exist (and accordingly will not be delivered to the Collateral Agent):

Equity Issuer	Type of Entity	% of Pledged Ownership Interest	Stock Owner
1. NHW Auburn, LLC	New York limited liability company	100%	Owens-Brockway Glass Container Inc.

SCHEDULE 1(e)(ii)

PLEDGED DEBT

SCHEDULE 1(e)(ii)

PLEDGED DEBT

Debt Issuer	Amount of Indebtedness as of December 31, 2014	Pledged By
Bolivian Investments Inc.	$0	Owens-Brockway Glass Container Inc.
Brockway Realty Corporation	$0	Owens-Brockway Glass Container Inc.
OI International Holdings Inc.	$0	Owens-Brockway Glass Container Inc.
Seagate III, Inc.	$0	Owens-Brockway Glass Container Inc.
Seagate Inc.	$0	Owens-Brockway Glass Container Inc.
The Andover Group Inc.	$0	Owens-Brockway Glass Container Inc.
OI Auburn Inc.	$0	Owens-Brockway Glass Container Inc.

SCHEDULE 1(f)(iii)

U.S. COPYRIGHTS

SCHEDULE 1(f)(iii)

U.S. COPYRIGHTS

Title	Owner	Reg. No.	Reg. Date	Status
BBDRAW, version 2.2.	Owens-Brockway Glass Container Inc.	TXu000801723	24-Jun-97	Registered
Blow	Owens-Brockway Glass Container Inc.	TXu000801622	24-Jun-97	Registered
Heat balance III : simulation of glass melting furnace.	Owens-Brockway Glass Container Inc.	TXu000737720	10-May-96	Registered
Heat balance oxy.	Owens-Brockway Glass Container Inc.	TXu000737719	10-May-96	Registered
IMPACT.	Owens-Brockway Glass Container Inc.	TXu000819451	24-Jun-97	Registered
MCS	Owens-Brockway Glass Container Inc.	TXu000737950	10-May-96	Registered
Motion profile generator—ESO.	Owens-Brockway Glass Container Inc.	TXu000821716	24-Jun-97	Registered
Motion profile generator-lehr loader.	Owens-Brockway Glass Container Inc.	TXu000804328	24-Jun-97	Registered
Multi-axis Servo software.	Owens-Brockway Glass Container Inc.	TXu000731209	13-Mar-96	Registered
OBEDIT : version 1.0.0.	Owens-Brockway Glass Container Inc.	TXu000725798	29-Jan-96	Registered
PBDRAW.	Owens-Brockway Glass Container Inc.	TXu000819450	24-Jun-97	Registered
Press.	Owens-Brockway Glass Container Inc.	TXu000737873	10-May-96	Registered
Servo Gob delivery.	Owens-Brockway Glass Container Inc.	TXu000906730	02-Apr-98	Registered
Servo Lehr Loader.	Owens-Brockway Glass Container Inc.	TXu000737721	10-May-96	Registered
Servo parallel shears software.	Owens-Brockway Glass Container Inc.	TXu000731210	13-Mar-96	Registered
Servo ware handling.	Owens-Brockway Glass Container Inc.	TXu000884192	02-Apr-98	Registered
Subroutine stress.	Owens-Brockway Glass Container Inc.	TXu000801621	24-Jun-97	Registered
Motion profile generator—needle : software.	Owens-Brockway Glass Containers, Inc., a unit of Owens-Illinois, Inc.	TXu000816604	24-Jun-97	Registered
Confined space entry program.	Owens-Illinois General, Inc.	TXu000546578	13-Nov-92	Registered

SCHEDULE 4(d)

OFFICE LOCATIONS

SCHEDULE 4(d)

OFFICE LOCATIONS, TYPE AND JURISDICTION OF ORGANIZATION

Name of Grantor	Type of Organization	Office Locations	Jurisdiction of Organization
OI Australia Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware
OI General FTS Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware
Owens-Brockway Glass Container Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware
Owens-Brockway Packaging, Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware
Owens-Illinois General Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware
Owens-Illinois Group, Inc.	Corporation	One Michael Owens Way Perrysburg, OH 43551	Delaware

SCHEDULE 4(e)

OTHER NAMES; FEINS;
ORGANIZATIONAL
IDENTIFICATION NUMBERS

SCHEDULE 4(e)

OTHER NAMES; FEINS; ORGANIZATIONAL ID NO.

Name of Grantor	Other Names	FEIN	ORGANIZATIONAL ID NO.
OI Australia Inc.	None	34-1864776	2884944
OI General FTS Inc.	None	22-2784178	2119422
Owens-Brockway Glass Container Inc.	None	22-2784144	2119611
Owens-Brockway Packaging, Inc.	None	34-1559346	2119408
Owens-Illinois General Inc.	None	22-2784167	2119741
Owens-Illinois Group, Inc.	None	34-1559348	2119887

SCHEDULE 4(h)

FILING OFFICES

SCHEDULE 4(h)

FILING OFFICES

Name of Grantor	The applicable Filing Office(s) in the Following Jurisdictions
OI Australia Inc.	Delaware Secretary of State
OI General FTS Inc.	Delaware Secretary of State
Owens-Brockway Glass Container Inc.	Delaware Secretary of State
Owens-Brockway Packaging, Inc.	Delaware Secretary of State
Owens-Illinois General Inc.	Delaware Secretary of State
Owens-Illinois Group, Inc.	Delaware Secretary of State

SCHEDULE A

NAME / NOTICE ADDRESS

FOR EACH GRANTOR

SCHEDULE A

Notice Address for each Grantor

One Michael Owens Way

Perrysburg, OH 43551

Names of Grantors	Title of Officer Executing on Behalf of Such Grantor
OI Australia Inc.	Vice President
OI General FTS Inc.	Vice President
Owens-Brockway Glass Container Inc.	Senior Vice President
Owens-Brockway Packaging, Inc.	Vice President
Owens-Illinois General Inc.	Vice President
Owens-Illinois Group, Inc.	Vice President